Cover-All Technologies Inc.
                         Reports Second Quarter Results



FAIR LAWN, NJ - August 14, 2003 - Cover-All Technologies Inc. (OTC Bulletin Board-COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), announced today revenues and earnings from operations for the quarter ended June 30, 2003.

Revenues for the three months ended June 30, 2003 were $1,724,000 compared to $1,560,000 in the same period in 2002, an increase of 10.5%. For the six months ended June 30, 2003, total revenue was $3,782,000 as compared to $3,297,000 in the same period in 2002. Net income (loss) for the three months ended June 30, 2003 was $2,000, or $0.00 per share, compared to $(148,000), or $(0.01) per share, in the same quarter of 2002. Net income (loss) for the six months ended June 30, 2003 was $245,000, or $0.02 per share, compared to $(66,000), or
$(0.00) per share, in the same period of 2002.

For the six months ended June 30, 2003, the Company's operating income was $363,000 compared to $7,000 in the first six months of 2002.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated, "We are pleased with the results for the second quarter of 2003. Our net income for the second quarter was up approximately $150,000 from the second quarter of 2002 on solid revenue growth especially in Maintenance, ASP and Professional Services. Expenses remained flat on a year-over-year comparison.

"We are continuing to see an increased demand for Professional Services as our customers modify or create new insurance products. Demand for new software continues to focus on initiatives that can demonstrate real return on investment. We believe that My Insurance Center utilizing our existing and new software capabilities is well suited to deliver value in this marketplace, and we are continuing to expand our sales and marketing activities to reach new and existing customers."

About Cover-All Technologies Inc.

Cover-all Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
201/794-4894
amassey@cover-all.com

The following is a summary of unaudited operating highlights for the three and six months ended June 30, 2003 and 2002.


                  Cover-All Technologies Inc. and Subsidiaries
                              Operating Highlights

                                                           Three months ended                  Six months ended
                                                                June 30,                           June 30,
                                                     ------------------------------      -----------------------------
                                                          2003              2002             2003              2002
                                                      ------------     -------------      -----------      ------------
Revenues:
     Licenses                                         $    58,000      $    106,000       $  288,000       $   336,000
     Maintenance                                        1,114,000         1,093,000        2,236,000         2,185,000
     Professional Services                                399,000           228,000          939,000           529,000
     Application Service Provider ("ASP")                 153,000           133,000          319,000           247,000
                                                      ------------     -------------      -----------      ------------

     Total Revenues                                     1,724,000         1,560,000        3,782,000         3,297,000
                                                      ------------     -------------      -----------      ------------

Cost and Expenses
     Cost of Sales                                        989,000           969,000        2,071,000         1,958,000
     Research and Development                             106,000           128,000          266,000           240,000
     Sales and Marketing                                  298,000           280,000          498,000           510,000
     General and Administrative                           281,000           295,000          584,000           582,000
     Interest Expense, Net                                 48,000            36,000           94,000            73,000
                                                      ------------     -------------      -----------      ------------

Total Costs and Expenses                                1,722,000         1,708,000        3,513,000         3,363,000
                                                      ------------     -------------      -----------      ------------

     Income (Loss) Before Income Taxes                $     2,000      $  (148,000)       $  269,000       $  (66,000)
                                                      ------------     -------------      -----------      ------------

     Income Tax Expense                                        --                --           24,000                --
                                                      ------------     -------------      -----------      ------------

     Net Income (Loss)                                $     2,000      $  (148,000)       $  245,000       $  (66,000)
                                                      ============     =============      ===========      ============

Basic Earnings Per Share                              $      0.00      $     (0.01)       $     0.02       $    (0.00)
                                                      ============     =============      ===========      ============

Diluted Earnings Per Share                            $      0.00      $     (0.01)       $     0.01       $    (0.00)
                                                      ============     =============      ===========      ============